                                                                  Exhibit 10.1

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (the "Agreement") is made and entered into as of April 15, 2001 by and among SportsNuts, Inc., a Delaware corporation ("SN"), SNI Merger Sub, Inc., a Utah corporation ("Newco"), Rocky Mountain Sports Alliance, Inc., a Utah corporation ("RMSA"), and Mr. Bryan Green, the sole shareholder of RMSA ("Mr. Green").

                                    RECITALS

        A. The respective Boards of Directors of SN, Newco, and RMSA have determined that it is desirable that Newco be merged with and into RMSA in a statutory merger pursuant to this Agreement and in accordance with Utah law and that upon the effective date of such merger (the "Merger") the outstanding shares of the Common Stock of RMSA ("RMSA Common Stock") shall be exchanged for shares of the Common Stock of SN ("SN Common Stock"), subject to the terms and conditions of this Agreement.

         B.       Mr. Green is the sole shareholder of RMSA.

         C. The parties desire to adopt a tax free plan of reorganization pursuant to the provision of Sections 368(a)(1)(A) of the Internal Revenue Code of 1954, as amended, upon the terms and conditions herein set forth.

         NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements, representations, and warranties contained herein, the parties agree as follows:

                                    ARTICLE I
                                 PLAN OF MERGER
                                 --------------

         1.1 Actions to be Taken. Upon performance of all the covenants and obligations of the parties contained herein and upon fulfillment (or waiver) of all the conditions to the obligations of the parties contained herein, at the Effective time of the Merger (as hereinafter defined) and pursuant to the Utah Revised Business Corporation Act (the "Act"), the following shall occur:



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                  1.1.1 The respective  Board of Directors and  shareholders  of
         Newco and RMSA have duly adopted and approved this Agreement in accordance with the applicable provisions of the Act.

                  1.1.2 Newco shall be merged with and into RMSA, which shall be the surviving corporation (the "Surviving Corporation"). The separate existence and corporate organization of Newco shall cease as of the Effective Time of the Merger and thereupon RMSA and Newco shall be a single corporation, the name of which shall be Rocky Mountain Sports Alliance, Inc., and as the Surviving Corporation, shall succeed, insofar as permitted by law, to all the rights, assets, liabilities, and obligations of RMSA and Newco in accordance with the Act.

                  1.1.3 The Articles of Incorporation of Newco as in effect immediately prior to the Effective time of the Merger shall continue in full force and shall remain the articles of incorporation of the Surviving Corporation until amended as provided by law.

                  1.1.4 The Bylaws of Newco shall be and remain the bylaws of the Surviving Corporation until amended as provided by law.

                  1.1.5 Until changed in accordance with the articles of incorporation and bylaws of the Surviving Corporation, Bryan Green and Kenneth Denos shall be the directors of the Surviving Corporation.

                  1.1.6 Until changes in accordance with the articles of incorporation and bylaws of the Surviving Corporation, the following persons shall be the officers of the Surviving Corporation:

                  Name
                  Office

                  Bryan Green
                  President and Secretary

                  1.1.7 As soon as practicable after the terms and conditions of this Agreement have been satisfied, and upon consummation of the closing referred to in Article 10 hereof (the "Closing"), articles of merger consistent with this Agreement in the form prescribed by, and properly executed in accordance with, the Act, in form and substance satisfactory to the parties hereto (the "Articles of Merger"), shall be filed with the Utah Division of Corporations. The Merger shall become effective on the date on which the Articles of Merger are properly filed with the Utah Division of Corporations. As used in this Agreement, the "Effective Time of the Merger" shall mean the date and time of filing with the Utah Division of Corporations.



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         1.2 Common Stock of Surviving Corporation. At the Effective Time of the
Merger, each of the issued and outstanding shares of common stock of Newco shall, by virtue of the Merger and without any action on the part of SN, be canceled and retired and shall cease to exist, and SN shall cease to have any rights with respect to such shares of Newco common stock, except the right to receive shares of common stock of RMSA.


                                   ARTICLE II
                               CONVERSION OF STOCK
                               -------------------

         2.1 Conversion of RMSA Common Stock. Subject to the adjustments set forth in Section 2.2 below, each share of RMSA Common Stock that is issued and outstanding on the Effective Date shall, by virtue of the Merger and without further action by the holder of such shares or by any other person, be converted into and exchanged for Three Million Eight Hundred Thousand (3,800,000) fully paid and nonassessable shares of Common Stock, $0.002 par value, of SN.

         2.2 Surrender and Exchange of Outstanding Certificates of RMSA Common Stock; Status of Outstanding Certificates. The conversion of shares of RMSA Common Stock as provided for by this Agreement shall occur automatically upon the Effective Date without further action by the holders thereof. Each holder of a certificate or certificates theretofore representing a share or shares of RMSA Common Stock shall, within 90 days after the Effective Date, surrender his share certificate or certificates to the Surviving Corporation and upon such surrender shall be entitled to receive in exchange therefore a certificate or certificates representing the number of shares of SN Common Stock into which his shares of RMSA Common Stock shall have been converted as aforesaid.

         2.3 Fractional Shares. No certificates or scrip representing fractional shares of SN Common Stock shall be issued upon the surrender for exchange of certificates representing RMSA Common Stock. In the event of fractions, the number of shares of SN Common Stock to be distributed to any shareholder of RMSA pursuant to the Merger shall be rounded down to the nearest whole number of shares.

                                   ARTICLE III
                                REPURCHASE OPTION
                                -----------------

     Mr. Green shall, during the three (3) year period following the date of this Agreement, have the right, but not the obligation, to repurchase all of the RMSA Common Stock in exchange

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for Two Million Eight Hundred and Fifty Thousand (2,850,000) shares of SN Common
Stock upon the occurrence of any of the following:

         3.1 Bankruptcy. The commencement of a case or proceeding under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency, reorganization or other similar law, or any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of SN or of any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the taking of corporate action by SN in furtherance of any of the foregoing.

         3.2 Litigation or Foreclosure on Material Assets. The commencement of any litigation or foreclosure proceeding against SN or any of its assets, the result of which would substantially impair SN's ability to operate its business as presently constituted.

                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF RMSA AND MR. GREEN
              ----------------------------------------------------

         RMSA and Mr. Green hereby jointly and severally represents and warrants to SN and Newcothat, except as set forth in the Schedules attached hereto, the matters set forth in this Section III are true and correct.

         4.1      Organization and Capitalization of RMSA.

                  4.1.1 Corporate Organization and Good Standing. RMSA is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and is not qualified to do business as a foreign corporation in any jurisdiction. The nature of the businesses conducted or properties owned by RMSA does not require RMSA to be qualified in any other jurisdiction. RMSA has all corporate power and authority to own, lease, and operate its properties and to conduct its business as such business is presently conducted.

                  4.1.2 Capitalization. RMSA has a duly authorized capital stock constituting of 1,000,000 shares of Common Stock, of which 380,000 shares are issued and outstanding on the date hereof, all of which are fully paid and nonassessable. There are no outstanding options, warrants, or rights to purchase shares of RMSA's capital stock or any other securities of RMSA and there are no outstanding securities convertible into RMSA Common Stock or other securities of RMSA.


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         4.2 Charter  Documents.  RMSA has  heretofore  delivered to SN true and complete copies of RMSA's Articles of Incorporation and all amendments thereto to date (certified by the State of Utah) and true and complete copies of Bylaws as amended to date. The entire contents of the corporation minute books of RMSA has been delivered to SN and include the records of all actions, resolutions, and meetings of the directors and the shareholders of RMSA. All meetings of the directors and the shareholders of RMSA were duly called, noticed (or waivers of notice obtained), and held.

         4.3 Subsidiaries. RMSA does not own, directly or indirectly, any of the outstanding capital stock, or rights to acquire any capital stock, or securities convertible into capital stock, of any corporation, or any participating interest in any partnership, joint venture, or other business enterprise.

         4.4 No Other Securities Outstanding. On the Effective Date there will be no issued and outstanding equity or debt securities of RMSA other than the 3,800,000 shares of RMSA Common Stock now issued and outstanding. There are no outstanding registration rights with respect to any of RMSA's securities. RMSA has at all times complied in all material respects with all requirements of the federal and state securities laws applicable to it or its securities.

         4.5 Authorization for Agreement. The execution and performance of this Agreement by RMSA has been duly authorized by its Board of Directors and shareholders, and, when executed and delivered, will constitute the valid and binding obligation of RMSA, subject to the conditions hereof.

         4.6 No Breach of Statute or Contract. Neither the execution nor performance of this Agreement by RMSA or Mr. Green will (i) violate any statute, license, or regulation of any governmental authority or (ii) result in the default by RMSA or Mr. Green of any judgment, order, rule, or regulation or any court of administrative agency, or (iii) at the Effective Date, breach, conflict with, or result in a breach of any agreement to which RMSA or Mr. Green is a party, or by which RMSA or Mr. Green may be bound, or (iv) result in the creation of any lien or


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encumbrance  upon,  or give  others any rights in,  RMSA's  properties,  assets, contracts, licenses, or business, or (v) violate the Articles of Incorporation or Bylaws of RMSA.

         4.7 Ability to Conduct the Business. RMSA is not a party to, subject to, or bound by any agreement or any judgment, writ, or order of any court or governmental body or any arbitrator which could prevent the use of its assets or the conduct of its business in accordance with its present practices after the Effective Date.

         4.8      Contracts and Commitments.
                  -------------------------

                  4.8.1 List of RMSA Contracts. RMSA has heretofore delivered to SN true, complete, and correct copies of all material contracts and other commitment to which RMSA is a party, together with all amendment thereto.

                  4.8.2 Certain Contracts; Accounts Receivable. RMSA has provided to SN and Newco: (i) all insurance policies and bonds in force on the date hereof, with respect to RMSA and the date on which each such policy was put in force and the date on which it expires, (ii) the names and locations of all banks and other depositories in which RMSA has accounts or safe deposit boxes and the names of persons authorized to sign checks, drafts, or other instruments drawn thereon or to have access thereto, (iii) all mortgage, indenture, promissory note, deeds or trust, loan or credit agreements or similar agreements, or modifications thereof, to which RMSA is a party and all amounts thereof and (iv) all accounts receivable of RMSA

                  4.8.3 No Default. RMSA is not in default under any of the contracts, agreements, lease, license or other commitment to which it is a party, other than defaults, if any, which will not result in any material loss or liability, and all such contracts, agreements, leases, licenses or other commitments are valid and binding obligations of RMSA and the other parties thereto.

                  4.8.4 Suppliers and Customers. RMSA has furnished to SN a list of all suppliers and customers with whom it does business, and will further furnish to SN all information within RMSA's control which SN may request with respect to such suppliers or customers.

         4.10     Employee Relations.



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                  4.10.1  RMSA has furnished to SN a true and  complete  payroll roster, of all employees of RMSA for the pay period ending March 31, 2001, showing the rate of pay for each such person, the gross payments made for each person for the month ended March 31, 2001, the gross payments made for each such person for the 12-month period ending December 31, 2000, the names of all pensioned employees of RMSA whose pensions are unfunded, if any, and their ages and their current annual unfunded pension rates, all bonus, incentive compensation, profit sharing, pension, retirement, stock purchase, stock option, stock warrants, deferred compensation, hospitalization, group insurance, and any other fringe benefit plans of RMSA; and a summary description with respect to the funding of all employee benefit and pension programs of RMSA.

                  4.10.2 Terminable Agreements. RMSA is not a party to any contract with any of its respective employees, agents, consultants, advisors, salesmen, sales representative, distributors, or customers that is not terminable by RMSA without liability, penalty, or premium on 30 days' notice or which requires the payment of severance or other terminations pay to employees.

                  4.10.3 Compliance with Employee Laws. RMSA has complied in all material respects with all applicable laws or regulation relating to the employment of labor, including those relating to wages, hours, collective bargaining, workmen's compensation insurance, non-discrimination in employment and the withholding and payment of taxes and contribution, and have complied in all material respects with the Occupational Safety and Health Act. RMSA has withheld all amounts required by law or agreement to be withheld from wages or any tax or penalty for failure to comply with the foregoing owed by RMSA.

         4.11 Litigation. There is no suit, action, arbitration, proceeding, or investigation pending or threatened by or against RMSA or its business, properties, assets, licenses, permits or goodwill, or by or against any of its officers or director, or against or affecting the Merger contemplated by this Agreement, before any court or before or by any governmental department, bureau, commission, board, agency, or instrumentality, nor does RMSA know of any basis for any such action, proceeding, or investigation.

         4.12 Patents, Trademarks. To the best knowledge and belief of RMSA and Mr. Green:(i) None of the services performed or products manufactured, sold, leased, or licensed by RMSA or any trademarks, trade names, trade secrets or copyrights used by RMSA infringes the patent, industrial property, trademark, trade name, trade secrets, proprietary rights, or copyrights of any

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other party;  (ii) RMSA has in force all license or other  agreements  necessary for the performance of its services; (iii) as of the Effective Date, all right, title, and interest in and to any and all of the writings, inventions, discoveries, trademarks, trade names, trade secrets, copyrights, copyright applications, patents and patent applications being used by RMSA are owned or licensed by RMSA and RMSA has taken all steps reasonably necessary to protect its interest therein; (iv) RMSA is not making use of any patentable or unpatentable invention, or any confidential information or trade secret of any former employer or any present or past employee of RMSA; (v) except for the normal rights of a shareholder, no officer or director of RMSA has any interest in any property, real or personal, tangible or intangible, including inventions, patents, patent applications, copyrights, trade secrets, trademarks or trade names used in or pertaining to the business of RMSA.

         4.13 Disclosure. No representation or warranty by RMSA or Mr. Green contained in this agreement and no statement contained in any certificate, list, exhibit, or other instrument specified in this Agreement, whether heretofore furnished to SN or hereafter required to be furnished to SN, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

                                    ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF SN AND NEWCO
                 ----------------------------------------------

         SN and Newco represents and warrants to RMSA and Mr. Green that, the matters set forth in this Section IV are true and correct.

         5.1 Organization and Capitalization of Newco. Newco is a corporation duly organized, validly existing, and in good standing under the laws of the State of Utah. Newco has all corporate power an authority to own, lease, and operate its properties and to conduct its businesses as such business is presently conducted. Newco has a duly authorized capital stock consisting of 1,000,000 shares of Common Stock of which 100 shares of Common Stock and no shares of Preferred Stock are issued and outstanding on the date hereof, all of which are fully paid and non-assessable. SN has delivered to RMSA true and complete copies of Newco's Certificate of Incorporation and Bylaws as amended to date.

         5.2 Authorization for Agreement. The execution and performance of this Agreement by SN and Newco has been duly authorized by SN's and Newco's Boards of Directors and shareholders, and, when executed and delivered, will constitute the valid and binding obligation of SN, subject to the conditions hereof.


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         5.3  Ability  to  Conduct  Business.  SN and  Newco is not a party  to, subject to, or bound by any agreement or any judgment, order, writ, injunction or decree of any court or of any governmental body or of any arbitrator which could prevent the use of SN's and Newco's assets or the conduct of SN's and Newco's business in accordance with their present practices after the Effective Date.

                                   ARTICLE VI
                              ACCESS TO INFORMATION
                              ---------------------

         6.1 Access. From and after the date hereof and until the Effective Date, RMSA agrees that SN and its authorized representatives shall have access during normal business hours to all properties, facilities, books, records, contacts, and documents of RMSA and that RMSA shall furnish or cause to be furnished to SN and its authorized representatives copies of all documents and all information with respect to the affairs and business of RMSA as SN may reasonably request.

         6.2 Confidentiality and Nondisclosure. All information which shall have been furnished or disclosed by SN and/or Newco or RMSA to the other pursuant to this Agreement shall be held in confidence and shall not be disclosed to any person other than their respective employees, directors, legal counsel, accountants, or financial advisors who have a need to have access to such information. In the event that the transactions contemplated by this Agreement are not consummated, all properties, facilities, books, records, contracts, documents, and other information furnished or disclosed by SN and/or Newco or RMSA to the other pursuant to this Agreement shall, upon demand, be returned to the other.

                                   ARTICLE VII
              CONDUCT OF RMSA'S BUSINESS PENDING THE EFFECTIVE DATE
              -----------------------------------------------------

         Unless expressly consented to in writing by SN and Newco from and after the date of this Agreement and until the Effective Date or the termination or abandonment of this Agreement pursuant to the terms hereof:

         7.1 Carry On in Regular Course. RMSA shall conduct its business only in the ordinary course, diligently and substantially in the same manner as before and shall not: (i) make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, service, accounting or operation, (ii) grant any increase in the rate of pay or the benefits or compensation of any officer or employee, (iii) enter into, amend, or terminate any contract or


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commitment not in the usual or ordinary  course of business and consistent  with past practice, or (iv) incur, assume, or guarantee any indebtedness other than indebtedness incurred in the usual and ordinary course of business for goods or services or pursuant to existing commitments or agreements previously disclosed in writing to SN under this Agreement.

         7.2 Organization and Capitalization. RMSA shall not (i) amend its Articles of Incorporation or Bylaws or change its officer or directors or (ii) issue any additional capital stock or other securities of RMSA or grant any warrants, options, or rights to purchase or acquire any capital stock or other securities of RMSA, or (iii) merge or consolidate with any other corporation or acquire all or substantially all of the stock, business, or asset or any other person or entity or sell, assign or transfer substantially all of RMSA's assets to any other person or entity.

         7.3 Banking; Insurance. No change will be made affecting RMSA's banking relationships and RMSA shall open no new bank or other deposit accounts. RMSA will maintain in full force and effect all policies of insurance now in effect and will give all notices and present all claims under all policies in a timely fashion.

         7.4 Preservation of Organization. RMSA will use its best efforts to (i) preserve the business organization of RMSA intact, (ii) keep available to the Surviving Corporation the present key officers and employees of RMSA, (iii) preserve for the Surviving Corporation the relationships of RMSA with its suppliers and customers and other having business relationship with it, and (iv) take all steps reasonably necessary to maintain, preserve, and protect the intangible assets owned or licensed by RMSA.

         7.5 No Default. RMSA will perform and comply in all material re-spects with all contracts, commitments, and obligations by which RMSA is bound.

                                  ARTICLE VIII
                                   INDEMNITIES
                                   -----------

     8.1 General Indemnity. RMSA and Mr. Green hereby jointly and severally agrees to indemnify and hold SN harmless from and against any and all losses, claims, damages, expenses, obligations and liabilities (including reasonable attorneys' fees) which are incurred by SN and which arise or result from, or are related to, any of the following:



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

                  8.1.1 Any breach of this Agreement by RMSA or Mr. Green or any failure by RMSA or Mr. Green to perform any of their respective representations, warranties, covenants, conditions or agreements set forth in this Agreement;

                  8.1.2 Any representation or warranty made herein by RMSA or Mr. Green proving to have been false or incorrect in any material re-spect at the time it was made;

                  8.1.3 Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses relating to any event or occurrence for which indemnity may be sought under subsections
         (a), (b), or (c) above, including without limitation all legal fees and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid or defend the same, or to avoid the imposition thereof, or in enforcing this indemnity.

                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS
                            ------------------------

         9.1 Nature and Survival of Representations. All statements contained in any certificate, schedule or document delivered by or on behalf of any of the parties pursuant to this Agreement shall be deemed representations and warranties by the respective parties hereunder. All representations and warranties made by the parties each to the other in this Agreement or pursuant hereto shall survive the consummation of the transactions contemplated by this Agreement, notwithstanding any investigation heretofore or hereafter made by either of them or on behalf of either of them.

         9.2 Governing Law; Severability. This Agreement shall be governed by and construed according to the laws of the State of Utah. If any provision of this Agreement is found by any court of competent jurisdiction to be illegal or unenforceable, then such provision shall be deemed modified as necessary to make it legal and enforceable and the remaining provisions of this Agreement shall be unaffected and shall remain in full force and effect.

         9.3 Entire Agreement; Amendments. This Agreement, together with the Exhibits and Schedules hereto, which are incorporated herein by this reference as part of this Agreement, set forth the entire understanding of the parties with respect to the subject matter hereof and supersede all prior representations, understandings, discussions, and agreements of the parties, whether oral or written, with respect to the same subject matter. At any time prior to the Effective Date of the Merger, the parties hereto may amend any provision of this Agreement;

provided, however, that if any such amendment changes any of the principal terms of this Agreement then this Agreement, as so amended, shall be re-submitted to the shareholders of SN and RMSA for their approval. Any amendment to this Agreement shall be evidenced by a writing signed by all the parties hereto.

         9.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

         9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by certified or registered mail, with first-class postage paid, addressed as follows:

                  SN:                       Kenneth I. Denos, President
                                            SportsNuts, Inc.
                                            10421 South 400 West, Suite 550
                                            South Jordan, Utah 84095

                  RMSA:                     Bryan Green, President
                                            Rocky Mountain Sports Alliance, Inc.
                                            -----------------------------------
                                            -----------------------------------

         9.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.7 Headings. The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SPORTSNUTS, INC. ("SN")                     SNI MERGER SUB, INC. ("NEWCO")

By: /s/ Kenneth I. Denos                    By: /s/ Kenneth I. Denos
----------------------------                -------------------------------
   Kenneth I. Denos, President              Kenneth I.Denos, President

                  ROCKY MOUNTAIN SPORTS ALLIANCE, INC. ("RMSA")
May 31, 2001

                  By: /s/ Bryan Green
                  --------------------------------------------
                          Bryan Green, President


                  /s/ Bryan Breen
                  -------------------------------------------
                  Bryan Green, as sole

                  shareholder of Rocky Mountain Sports Alliance, Inc.